Exhibit 99.1

Cedar Realty Trust Announces Preferred Stock Repurchase Authorization

Virginia Beach, VA /ACCESS Newswire / August 12, 2025 / Cedar Realty Trust, Inc. (NYSE: CDRpB) (NYSE: CDRpC) (the “Company”) announced today that its Board of Directors authorized on August 8, 2025 the repurchase of up to an aggregate amount of $20 million of the Company’s 7.25% Series B Cumulative Redeemable Preferred Stock and 6.50% Series C Cumulative Redeemable Preferred Stock (together, the “Preferred Stock”) over a period of 24 months. Preferred Stock repurchases may be made in the open market, through privately negotiated transactions, block trades or other means, as determined by management, in accordance with applicable securities laws, including through repurchase plans complying with the rules and regulations of the U.S. Securities and Exchange Commission. The Company is not required to repurchase any shares of Preferred Stock. The timing, price and actual number of shares of Preferred Stock repurchased will depend on a variety of factors, including price, market conditions and regulatory requirements. Repurchases may be commenced or suspended at any time without prior notice.

About Cedar Realty Trust
Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. Cedar's portfolio comprises 14 properties, with approximately 2.3 million square feet of gross leasable area.
For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company's website at www.whlr.us.
Contact Information:
Cedar Realty Trust, Inc.
(757) 627-9088

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.